August 8, 2016
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES SECOND QUARTER 2016 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $0.19 per basic share for the second quarter of 2016, an $0.08 increase from consolidated earnings of $0.11 per basic share for the second quarter of 2015.  Consolidated net income was $8.9 million for the second quarter of 2016, compared to consolidated net income of $4.9 million for the second quarter of 2015.  The natural gas segment had net income of $2.4 million in the second quarter of 2016 compared to a net loss of $657,000 in the second quarter of 2015, while the construction services segment had net income of $6.6 million in the current quarter compared to net income of $5.6 million in the second quarter of 2015.  Due to the seasonal nature of the Company's businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to John P. Hester, President and Chief Executive Officer, "We are pleased to report earnings per share of $0.19 for the second quarter of 2016, an $0.08 improvement over the prior-year quarter.  Both of our operating segments reported improved quarterly results compared to the prior year.  In our natural gas segment, a $3 million improvement over the prior year was due to an increase in operating income combined with higher returns on company-owned life insurance policies."  Hester added, "Construction services results improved nearly $1 million and revenues increased over $40 million between
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quarters as we continue to grow our business with existing customers and expand into new markets."  Hester concluded by saying, "During the first half of this year, we received approvals from our regulators in California, Nevada, and Arizona to reorganize as a holding company.  Subject to consents from various third parties and final approval of our Board, the reorganization could become effective as early as the fourth quarter of this year."

For the twelve months ended June 30, 2016, consolidated net income was $145.8 million, or $3.08 per basic share, compared to $137.6 million, or $2.95 per basic share, for the twelve-month period ended June 30, 2015.  Construction services income improved by $15.6 million between periods, while natural gas segment income declined by $7.4 million between periods.

Natural Gas Operations Segment Results
Second Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $7 million between quarters.  Combined rate relief in the California jurisdiction and Paiute Pipeline Company provided $2 million in operating margin.  Operating margin attributable to the Nevada conservation and energy efficiency ("Nevada CEE") surcharge, which was implemented in January 2016, provided an additional $2 million.  Amounts collected through the surcharge do not impact net income overall as they also result in an increase in associated amortization expense.  New customers contributed $2 million of the operating margin increase in the second quarter of 2016, as approximately 24,000 net
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new customers were added during the last twelve months.  Operating margin associated with infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues increased $1 million.

Operations and maintenance expenses declined slightly between quarters as pension costs and reductions in legal claims and expenses offset general cost increases.  On a combined basis, depreciation and general taxes increased $4.9 million, or 7%, between quarters primarily due to a 6% increase in average gas plant in service.  In addition, approximately $1.1 million of the increase was due to net changes in amortizations associated with the recovery of regulatory assets.

Other income and deductions increased $2.1 million between quarters primarily due to higher returns associated with the cash surrender values of company-owned life insurance ("COLI") policies in addition to net death benefits recognized.

Twelve Months to Date

Operating margin increased $24 million between periods including $8 million attributable to customer growth and a combined $7 million of rate relief in the California jurisdiction and Paiute Pipeline Company.  Operating margin attributable to the Nevada CEE surcharge implemented in January 2016 was $6 million (a corresponding increase is reflected in amortization expense).  Operating margin associated with infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues improved $3 million.
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Operations and maintenance expenses increased $19.3 million between periods primarily due to general cost increases and higher employee-related medical and pension costs.  Additionally, expenses for pipeline integrity management and damage prevention programs increased by $4.4 million.  Depreciation expense and general taxes (combined) increased $16.9 million, or 7%, primarily due to a 5% increase in average gas plant in service and a $6.4 million increase in amortization related to the recovery of regulatory assets.

Other income decreased $2.1 million between periods.  The current period reflects a $1.3 million increase in COLI policy cash surrender values including recognized net death benefits, while the prior twelve-month period included $3.4 million of COLI-related income.
Construction Services Segment Results
Second Quarter
Revenues increased $40 million between quarters, primarily due to additional pipe replacement work and incremental work that was able to be completed as a result of favorable weather conditions in several operating areas.  Construction expenses increased $38 million between quarters primarily due to the additional pipe replacement and incremental work noted above.

Depreciation and amortization expense increased $1 million between quarters due to depreciation on new equipment purchased to support the growing volume of work.  Net
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interest deductions decreased $308,000 between quarters primarily due to a decline in average outstanding borrowings for the comparative periods.

Twelve Months to Date

Both comparative periods were impacted by a previous Canadian industrial construction project (the prior-year period includes a $7.6 million pretax loss reserve, while the current period includes an approximate $4 million pretax favorable settlement).  Revenues increased $205 million between periods primarily due to additional pipe replacement work in the current period and to incremental revenues from the acquired companies in Canada.  Favorable weather conditions in several operating areas, from late 2015 into early 2016, provided an extended construction season.  Construction expenses increased $178 million between periods due to additional pipe replacement work during the twelve months ended June 30, 2016 and incremental construction costs associated with the acquired Canadian companies.

Depreciation and amortization expense increased $5.1 million between periods primarily due to depreciation of equipment purchased to support additional work and depreciation from the acquired Canadian subsidiaries, mitigated by lower amortization of certain intangible assets in those subsidiaries during the current period.

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Outlook for 2016 – 2nd Quarter 2016 Update

Natural Gas Segment:
•
Operating margin for 2016 is anticipated to benefit from customer growth (similar to 2015), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce approximately 3% in incremental margin.  Additionally, new rates established to recover Nevada CEE program costs are expected to increase margin by approximately $11 million, but will be offset by a similar increase in amortization expense.

•
Operations and maintenance expense is expected to increase modestly as compared to 2015 due to increased general costs, pipeline integrity management and damage prevention programs, and costs associated with customer growth.  These increases will be mitigated by a decrease in pension costs.  Depreciation and general taxes should increase consistent with the growth in gas plant in service (approximately 5% to 6%) plus the amortization of Nevada CEE program costs noted above.

•	Operating income is expected to increase by 3% to 4% between years.
•
Net interest deductions for 2016 are expected to be approximately $2 million to $4 million higher than 2015, primarily due to an anticipated increase in average outstanding debt associated with the financing of capital expenditures.

•
Changes in cash surrender values of COLI policies will continue to be subject to volatility.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

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•	Capital expenditures in 2016 are estimated at $460 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

Construction Services Segment:
•
Centuri has a strong base of large utility clients (many with multi-year pipe replacement programs) that can sustain and grow its business.  Revenues for 2016 are anticipated to be 7% to 10% greater than 2015 levels.

•	Operating income is expected to be approximately 5% to 5.5% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2016 are expected to be between $6.5 million and $7.5 million.
•	These collective expectations are before consideration of the portion of earnings attributable to the noncontrolling interests. Additionally, changes in foreign exchange rates could influence results.

Southwest Gas Corporation provides natural gas service to 1,962,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, and net interest deductions will transpire. The statements in this press release are made as of the
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 date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.
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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2016	2015

Consolidated Operating Revenues	$547,748	$538,604

Net Income	$8,943	$4,949

Average Number of Common Shares Outstanding	47,473	46,869

Basic Earnings Per Share	$0.19	$0.11

Diluted Earnings Per Share	$0.19	$0.10

SIX MONTHS ENDED JUNE 30,	2016	2015

Consolidated Operating Revenues	$1,278,996	$1,272,824

Net Income	$84,389	$76,932

Average Number of Common Shares Outstanding	47,455	46,741

Basic Earnings Per Share	$1.78	$1.65

Diluted Earnings Per Share	$1.77	$1.63

TWELVE MONTHS ENDED JUNE 30,	2016	2015

Consolidated Operating Revenues	$2,469,797	$2,332,982

Net Income	$145,774	$137,648

Average Number of Common Shares Outstanding	47,347	46,628

Basic Earnings Per Share	$3.08	$2.95

Diluted Earnings Per Share	$3.06	$2.92

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,		JUNE 30,
	2016	2015	2016	2015	2016	2015

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$2,358	$(657)	$79,941	$78,264	$113,302	$120,739
Contribution to net income (loss) - construction services	6,585	5,606	4,448	(1,332)	32,472	16,909
Net income	$8,943	$4,949	$84,389	$76,932	$145,774	$137,648

Basic earnings per share	$0.19	$0.11	$1.78	$1.65	$3.08	$2.95
Diluted earnings per share	$0.19	$0.10	$1.77	$1.63	$3.06	$2.92

Average outstanding common shares	47,473	46,869	47,455	46,741	47,347	46,628
Average shares outstanding (assuming dilution)	47,811	47,290	47,787	47,164	47,693	47,070

Results of Natural Gas Operations
Gas operating revenues	$255,648	$286,643	$780,748	$839,758	$1,395,629	$1,463,873
Net cost of gas sold	71,416	109,015	285,016	362,777	486,048	578,771
Operating margin	184,232	177,628	495,732	476,981	909,581	885,102
Operations and maintenance expense	98,744	99,344	199,541	194,854	397,886	378,558
Depreciation and amortization	57,232	52,912	117,977	106,587	224,845	208,724
Taxes other than income taxes	12,987	12,414	27,000	25,411	50,982	50,242
Operating income	15,269	12,958	151,214	150,129	235,868	247,578
Other income (deductions)	2,436	312	4,191	2,914	3,569	5,619
Net interest deductions	16,561	15,749	32,791	31,845	65,041	65,858
Income (loss) before income taxes	1,144	(2,479)	122,614	121,198	174,396	187,339
Income tax expense (benefit)	(1,214)	(1,822)	42,673	42,934	61,094	66,600
Contribution to net income (loss) - gas operations	$2,358	$(657)	$79,941	$78,264	$113,302	$120,739

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
JUNE 30, 2016

FINANCIAL STATISTICS
Market value to book value per share at quarter end	227%
Twelve months to date return on equity -- total company	9.1%
-- gas segment	7.5%
Common stock dividend yield at quarter end	2.3%
Customer to employee ratio at quarter end (gas segment)	889 to 1

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,117	8.95%	9.50%
Southern Nevada	825,190	6.46	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,
(In dekatherms)	2016	2015	2016	2015
Residential	45,797,775	39,630,000	71,709,842	61,048,500
Small commercial	17,569,917	16,223,782	29,857,918	27,568,950
Large commercial	4,983,834	5,083,540	9,128,712	9,301,557
Industrial / Other	1,570,129	1,604,221	3,063,175	3,361,568
Transportation	47,775,900	44,230,157	107,116,483	94,481,935
Total system throughput	117,697,555	106,771,700	220,876,130	195,762,510

HEATING DEGREE DAY COMPARISON
Actual	1,149	899	1,761	1,332
Ten-year average	1,250	1,264	1,779	1,777

Heating degree days for prior periods have been recalculated using the current period customer mix.